Intrepid Potash Announces First Quarter 2013 Financial Results,
Delivered Strong Sales Despite Weather-Related Delayed Planting Season,
Improved Cost of Goods Sold for Potash and Trio®

DENVER; May 1, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported financial results for the first quarter of 2013.

First Quarter Highlights Include:

•	Average net realized sales price[1] of $417 per ton ($460 per metric tonne) for potash, and $351 per ton ($387 per metric tonne) for Trio®

•	Adjusted EBITDA[2] was $38.0 million, compared with $44.7 million in first quarter 2012

•	Net income was $14.9 million, or $0.20 per diluted share, compared with first quarter 2012 net income of $20.6 million, or $0.27 per diluted share

•	Cash operating cost of goods sold for potash, net of by-product credits[3], was $174 per ton, an improvement from $195 per ton in the first quarter of 2012

•	Potash cost of goods sold, net of by-product credits, was $236 per ton, an improvement from $256 per ton in the first quarter of 2012

•	Potash production improved to 222,000 tons

•	Langbeinite production improved to 46,000 tons

1 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.
2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.
3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.

"Our team delivered strong first quarter results, which have us off to a solid start this year," said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. "We developed and continue to utilize a deliberate approach to growing our customer base by diversifying our product offerings, adding marketing flexibility, leveraging our geographic advantage, and building strong relationships.

"Our approach yielded robust sales despite the weather-related delays in the spring planting and potash application season. Furthermore, our marketing strategy was key to achieving healthy average net realized sales prices that, when combined with our operating performance that resulted in lower per ton costs, enabled us to maximize our margin and cash flows."

Mr. Jornayvaz continued, "We remain focused on making long-term, sustainable improvements to Intrepid. We are investing capital to gain operating efficiencies and to produce incremental tons at lower per ton cash costs, which, together with the innovative spirit and tireless efforts of our dedicated employees, enable us to deliver shareholder value."
First Quarter Results

Year-over-year comparisons were impacted by the normal, seasonal unpredictability of the spring planting and potash application window. The first quarter of 2012 benefited from more favorable weather conditions than usual, which accelerated applications, while this year's first quarter experienced delays in applications due to the cold and wet weather.

Income before income taxes for the first quarter of 2013 was $23.6 million compared with $33.2 million in the first quarter of 2012. Adjusted net income4 for the first quarter of 2013 was $14.9 million compared with $20.7 million in the same period of the prior year. Cash flows from operating activities were $11.6 million for the first quarter of 2013 compared with $37.7 million for the first quarter of 2012.

At quarter end, cash and investments were $7.6 million, there was no debt outstanding, and there was $250.0 million available under the unsecured credit facility. On April 16, 2013, Intrepid received net proceeds of $149.3 million from the funding of its previously announced unsecured senior notes, providing a long-term source of low-cost capital.

Potash

•	Potash production in the first quarter of 2013 was 222,000 tons, up from 218,000 tons in the same period a year ago

•
Cash operating cost of goods sold, net of by-product credits, was $174 per ton, an 11% improvement from $195 per ton in the first quarter of 2012, and a 3% sequential improvement from the fourth quarter

•	Cost of goods sold, net of by-product credits, was $236 per ton, an 8% improvement from $256 per ton in the first quarter of 2012, and a 2% sequential improvement from the fourth quarter

•	Potash sales were 185,000 tons in the first quarter of 2013, compared with 203,000 tons in the first quarter of 2012

•	Average net realized sales price in the first quarter of 2013 was $417 per ton ($460 per metric tonne); first quarter 2012 average net realized sales price was $477 per ton ($526 per metric tonne)

4 Adjusted net income and adjusted net income per diluted share are financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

In the first quarter, potash sales were in line with expectations despite the weather-related planting and application delays. The sales team was able to capitalize on opportunities created through marketing programs, solid customer relationships, and the diverse markets served. Intrepid achieved year-over-year and sequential improvements in both cost of goods sold and cash operating cost of goods sold driven in part by increased production at the East plant as a result of the execution of the long-term improvement plan.

Cost of goods sold historically has been volatile from quarter to quarter. Driving this volatility are the varying quarterly sales levels from each facility relative to total quarterly production. The cost of goods sold is different at each plant with the solar solution mining properties in Utah being the lowest and the East facility being the other end of the spectrum. Intrepid expects to lower both cost of goods sold and cash operating cost of goods sold during the full-year 2013 and 2014, but recognizes that quarterly fluctuations will exist as sales mix varies.

Langbeinite - Trio®

Intrepid has improved Trio® production from the East facility resulting in a lower per ton cost. This improvement was achieved through the continued focus on improved performance at the langbeinite processing plant and the additional design modifications put in place during the first quarter of 2013. While there is still work to be done, the deliberate execution of the long-term improvement plan and ongoing commissioning work is fundamentally benefiting the results. The team at East achieved Trio® production in the first quarter that was the highest it has been in over two years.

•	Langbeinite production was 46,000 tons in the first quarter of 2013, and 30,000 tons in the first quarter of 2012

•	Cash operating cost of goods sold was $180 per ton, a 19% improvement from $221 per ton in the same quarter of 2012, and a 15% sequential improvement from the fourth quarter

•	Cost of goods sold, net of by-product credits, was $252 per ton, a 15% improvement from $297 per ton in the first quarter of 2012, and a 14% sequential improvement from the fourth quarter

•	Trio® sales increased to 39,000 tons in the first quarter of 2013 from 28,000 tons for the same period in the prior year

•
Average net realized sales price for langbeinite, which is marketed as Trio®, was $351 per ton ($387 per metric tonne), up 16% from $302 per ton ($333 per metric tonne) in the first quarter of 2012, and up 1% sequentially from the fourth quarter

With demand and value remaining high for this specialty product, Intrepid increased sales and earned a higher average net realized sales price. The robust sales and strong price combined with lower costs allowed Intrepid to deliver a strong gross margin for Trio® in the first quarter of this year.

Income Taxes

The full-year effective income tax rate is still expected to be approximately 36% to 38%. The cash taxes for 2013 are now expected to be at a very low level given the extension of bonus depreciation that was enacted into law this year.

Market Conditions

Demand for potash across North America for the upcoming growing season is still expected to remain strong, and estimates for the size of the corn crop have not materially changed. Intrepid anticipates that growers will use a strategy of balanced nutrition to maximize yields in order to take advantage of the predicted profit potential for the season.

Intrepid has not seen any signals suggesting lower demand; however, the cold and snowy weather present thus far in 2013 has delayed the beginning of the application season throughout much of the country, and customers are watching the weather closely. In several geographies, field conditions have not allowed farmers to perform any field work yet. The delay is seen as temporary and, assuming farmers are able to begin work in their fields soon, is not expected to significantly change seasonal demand in the United States. To date, Intrepid has not seen price erosion in the marketplace in an effort to move product.

Market demand for Trio® continues to be strong, particularly relative to current production levels. As a result, Intrepid anticipates selling all of its Trio® inventory and 2013 production in the current year.

The diversity of the markets served and Intrepid's product offerings continue to provide a strategic advantage.

Capital Investment

Intrepid designs and manages its capital investment program to increase flexibility, drive growth, and expand margin. Current projects underway are aimed at producing incremental tons at a lower cash operating cost of goods sold, gaining production flexibility by adding compaction capacity, and accelerating production from long-lived reserves. Each of the major capital projects is progressing on schedule and within budget.

In the first quarter of 2013, capital investments totaled $64.2 million. The full-year capital investment estimate is still projected to be between $235 million and $285 million.

HB Solar Solution Mine

The total estimated investment for the HB Solar Solution mine continues to be in the range of $225 million to $245 million, of which $151.2 million was invested through March 31, 2013. The pond construction is nearing completion and construction of the mill is progressing, with production scheduled to begin in December, consistent with previous expectations.

North Compaction Project

Capital investment for the North Compaction project is on track in the $95 million to $100 million range, of which $72.6 million was invested as of March 31, 2013. This project upgrades Intrepid's capacity to handle all of the anticipated production from the HB Solar Solution mine and the increased production from the West facility. Construction remains on schedule with the first and second compaction lines expected to be operational in mid-2013 and the third line expected to become operational early in 2014.

Moab Cavern System

The capital investment associated with the development of a third cavern in Moab is expected to be in the range of $20 million to $30 million. The majority of the investment will be made during 2013. This technologically advanced project is progressing consistent with expectations. The opening of the third horizontal cavern system offsets declines in production from older caverns and provides the opportunity for incremental production from the low-cost Moab facility.

2013 Outlook

Intrepid's outlook for the second quarter and full year 2013 is presented below. This information is the best estimate at the current time and will be impacted by actual market conditions, results of operations, and production results. The outlook for the quarter reflects the normal seasonal variability in production levels from Moab, Utah, due to the timing of the harvest and production cycles. Outlook information for capital investment is provided on a full-year basis only.

	Three Months Ended	Year Ended
	June 30, 2013	December 31, 2013
Potash
Production (tons)	190,000 - 210,000	860,000 - 890,000
Sales (tons)	190,000 - 220,000	850,000 - 870,000
Cash COGS, net of by-product credit ($/ton)	$180 - $190	$170 - $180

Total COGS ($/ton)	$245 - $255	$240 - $250

Trio®
Production (tons)	40,000 - 50,000	160,000 - 190,000
Sales (tons)	35,000 - 45,000	160,000 - 180,000
Cash COGS ($/ton)	$165- $180	$170 - $180

Total COGS ($/ton)	$240 - $255	$245 - $265

Other
Selling and Administrative	$8 - $10 million	$37 - $39 million

Capital Investment	Not Provided Quarterly	$235 - $285 million

The company noted two items expected to impact second quarter U.S. GAAP results. First, the company expects to record a pre-tax expense of approximately $1.9 million, or $0.02 per share, to reflect the previously disclosed pension termination. Second, in April 2013, the state of New Mexico enacted legislation that will lower the corporate income tax rate on a graduated basis through 2018. As this decrease in tax rates lowers the value of Intrepid's deferred tax asset, Intrepid expects to increase its deferred state income tax provision by approximately $1.0 million to $1.4 million, or $0.02 per share, in the second quarter of 2013.

Notes

Adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. Reconciliations of these measures to the most directly comparable U.S. GAAP measures are included in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. Definitions of these measures are included in the footnotes in this release.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for Thursday, May 2, 2013, at 10:00 a.m. EDT. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through June 2, 2013.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities - three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, our North granulation plant, and our Moab cavern systems

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and electricity

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of May 1, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	Three Months Ended March 31,
	2013	2012
Production volume (in thousands of tons):
Potash	222	218
Langbeinite	46	30
Sales volume (in thousands of tons):
Potash	185	203
Trio®	39	28

Gross sales (in thousands):
Potash	$82,778	$101,758
Trio®	16,479	10,485
Total	99,257	112,243
Freight costs (in thousands):
Potash	5,466	4,795
Trio®	2,631	1,967
Total	8,097	6,762
Net sales (in thousands):
Potash	77,312	96,963
Trio®	13,848	8,518
Total	$91,160	$105,481

Potash statistics (per ton):
Average net realized sales price	$417	$477
Cash operating cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	174	195
Depreciation and depletion	46	44
Royalties	16	17
Total potash cost of goods sold	$236	$256
Warehousing and handling costs	16	15
Average potash gross margin	$165	$206

Trio® statistics (per ton):
Average net realized sales price	$351	$302
Cash operating cost of goods sold (exclusive of items shown separately below)	180	221
Depreciation and depletion	54	61
Royalties	18	15
Total Trio® cost of goods sold	$252	$297
Warehousing and handling costs	14	14
Average Trio® gross margin	$85	$(9)

* On a per ton basis, by-product credits were $10 and $9 for the first quarter of 2013, and 2012, respectively. By-product credits were $1.9 million and $1.8 million for the first quarter of 2013, and 2012, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
Sales	$99,257	$112,243
Less:
Freight costs	8,097	6,762
Warehousing and handling costs	3,579	3,364
Cost of goods sold	53,773	60,581
Other	8	330
Gross Margin	33,800	41,206

Selling and administrative	9,492	8,257
Accretion of asset retirement obligation	375	181
Other expense (income)	171	(28)
Operating Income	23,762	32,796

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses	(213)	(253)
Interest income	52	513
Other income	16	183
Income Before Income Taxes	23,617	33,239

Income Tax Expense	(8,698)	(12,613)
Net Income	$14,919	$20,626

Weighted Average Shares Outstanding:
Basic	75,340,559	75,227,387
Diluted	75,392,527	75,317,073
Earnings Per Share:
Basic	$0.20	$0.27
Diluted	$0.20	$0.27

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2013 AND DECEMBER 31, 2012
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$5,111	$33,619
Short-term investments	2,501	24,128
Accounts receivable:
Trade, net	44,224	31,508
Other receivables	9,468	9,122
Refundable income taxes	3,303	3,306
Inventory, net	61,204	53,275
Prepaid expenses and other current assets	4,679	5,393
Current deferred tax asset	3,900	2,005
Total current assets	134,390	162,356

Property, plant, and equipment, net of accumulated depreciation
of $154,543 and $142,137, respectively	573,323	543,169
Mineral properties and development costs, net of accumulated
depletion of $11,638 and $11,060, respectively	114,382	94,096
Long-term parts inventory, net	11,060	10,208
Other assets	4,155	4,246
Non-current deferred tax asset	169,995	180,548
Total Assets	$1,007,305	$994,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$21,818	$19,431
Related parties	247	203
Accrued liabilities	29,488	32,496
Accrued employee compensation and benefits	11,032	11,680
Other current liabilities	1,646	3,578
Total current liabilities	64,231	67,388

Asset retirement obligation	19,903	19,344
Other non-current liabilities	2,112	2,155
Total Liabilities	86,246	88,887

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,376,697 and 75,312,805 shares
outstanding at March 31, 2013, and December 31, 2012, respectively	75	75
Additional paid-in capital	568,707	568,375
Accumulated other comprehensive loss	(1,657)	(1,729)
Retained earnings	353,934	339,015
Total Stockholders' Equity	921,059	905,736
Total Liabilities and Stockholders' Equity	$1,007,305	$994,623

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$14,919	$20,626
Deferred income taxes	8,381	10,042
Items not affecting cash:
Depreciation, depletion, and accretion	14,141	11,256
Stock-based compensation	1,140	1,319
Unrealized derivative gain	—	(224)
Other	433	963
Changes in operating assets and liabilities:
Trade accounts receivable	(12,715)	(14,387)
Other receivables	(344)	(1,018)
Refundable income taxes	3	2,011
Inventory	(8,781)	4,247
Prepaid expenses and other assets	714	1,099
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(4,295)	1,738
Other liabilities	(1,975)	(8)
Net cash provided by operating activities	11,621	37,664

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(39,512)	(32,409)
Additions to mineral properties and development costs	(21,636)	(6,068)
Purchases of investments	—	(30,727)
Proceeds from investments	21,586	18,722
Other	10	2
Net cash used in investing activities	(39,552)	(50,480)

Cash Flows from Financing Activities:
Employee tax withholding paid for restricted stock upon vesting	(577)	(424)
Excess income tax benefit from stock-based compensation	—	(25)
Net cash used in financing activities	(577)	(449)

Net Change in Cash and Cash Equivalents	(28,508)	(13,265)
Cash and Cash Equivalents, beginning of period	33,619	73,372
Cash and Cash Equivalents, end of period	$5,111	$60,107

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, including settlements on derivatives	$128	$428
Income taxes	$2,194	$595
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$27,012	$9,689

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER DILUTED SHARE RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands)

Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact comparability of results from period to period including, among other items, pension settlement expense, adjustments to record inventory at lower of weighted average cost or estimated net realizable value, non-cash unrealized gains or losses associated with derivative adjustments, and the effect of changes to Intrepid's state income tax rates on the value of its net deferred tax asset. Management believes that the presentation of adjusted net income and adjusted net income per diluted share provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income and adjusted net income per diluted share are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income and adjusted net income per diluted share should not be considered in isolation or as a substitute for net income or earnings per diluted share, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income and adjusted net income per diluted share exclude some but not all items that affect net income and may vary among companies, the adjusted net income and adjusted net income per diluted share amounts presented may not be comparable to similarly titled measures of other companies. The following are reconciliations of adjusted net income to net income and adjusted net income per diluted share to earnings per diluted share, respectively, which are the most directly comparable U.S. GAAP measures:

ADJUSTED NET INCOME:

	Three Months Ended March 31,
	2013	2012
Net Income	$14,919	$20,626
Adjustments
Unrealized derivative gain	—	(224)
Other	8	330
Calculated income tax effect*	(3)	(40)
Total adjustments	5	66
Adjusted Net Income	$14,924	$20,692

* Estimated annual effective tax rate of 36.8% for 2013 and 37.9% for 2012.

ADJUSTED NET INCOME PER DILUTED SHARE:

	Three Months Ended March 31,
	2013	2012

Net Income Per Diluted Share	$0.20	$0.27
Adjustments
Unrealized derivative gain	—	—
Other	—	—
Calculated income tax effect	—	—
Total adjustments	—	—
Adjusted Net Income Per Diluted Share	$0.20	$0.27

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes that the presentation of adjusted EBITDA assists investors and analysts in comparing Intrepid's performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company's core operating performance. Intrepid uses adjusted EBITDA as one of the tools to evaluate the effectiveness of its business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended March 31,
	2013	2012

Net Income	$14,919	$20,626
Interest expense, including realized and
unrealized derivative gains and losses	213	253
Income tax expense	8,698	12,613
Depreciation, depletion, and accretion	14,141	11,256
Total adjustments	23,052	24,122
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$37,971	$44,748